Exhibit 4.1

AMERICAN INTERNATIONAL GROUP, INC.

Thirty-Fourth Supplemental

Indenture

Dated as of June 21, 2017

(Supplemental to Indenture Dated as of October 12, 2006)

THE BANK OF NEW YORK MELLON,

as Trustee

THIRTY-FOURTH SUPPLEMENTAL INDENTURE, dated as of June 21, 2017 (the “Thirty-Fourth Supplemental Indenture”), between American International Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called “Trustee”);

R E C I T A L S:

WHEREAS, the Company has heretofore executed and delivered to The Bank of New York Mellon, as trustee, an Indenture, dated as of October 12, 2006 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007 (the “Fourth Supplemental Indenture”), and the Eighth Supplemental Indenture, dated as of December 3, 2010 (the “Eighth Supplemental Indenture”, and, together with the Base Indenture and the Fourth Supplemental Indenture, the “Existing Indenture”), providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series; and the Existing Indenture, as may be amended or supplemented from time to time, including by this Thirty-Fourth Supplemental Indenture, is hereinafter referred to as the “Indenture”;

WHEREAS, Section 901 of the Existing Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Existing Indenture to establish the form and terms of additional series of Securities;

WHEREAS, Sections 201, 301 and 901 of the Existing Indenture permit the form and the terms of Securities of any additional series of Securities to be established pursuant to an indenture supplemental to the Existing Indenture;

WHEREAS, the Company has authorized the issuance of €1,000,000,000 in aggregate principal amount of its 1.875% Notes Due 2027 (the “Notes”);

WHEREAS, the Notes will be established as a series of Securities under the Indenture;

WHEREAS, Section 901(5) of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to add to, change or eliminate any of the provisions in the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no Security described in clause (i) Outstanding;

WHEREAS, the changes to the Base Indenture contemplated in this Thirty-Fourth Supplemental Indenture comply with the requirements of Section 901(5)(A);

WHEREAS, pursuant to resolutions of (i) the Board of Directors of the Company adopted at a meeting duly called on September 14, 2010, approving certain additional covenants made by the Company, and (ii) the Risk and Capital Committee of the Board of Directors of the Company adopted at a meeting duly called on February 6, 2017, the Company has duly authorized the execution and delivery of this Thirty-Fourth Supplemental Indenture to establish the form and terms of the Notes; and

WHEREAS, all things necessary to make this Thirty-Fourth Supplemental Indenture a valid and legally binding agreement according to its terms have been done;

NOW, THEREFORE, THIS THIRTY-FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 1.1	Relation to Existing Indenture

This entire Thirty-Fourth Supplemental Indenture constitutes a part of the Indenture (the provisions of which, as modified by this Thirty-Fourth Supplemental Indenture, shall apply to the Notes) in respect of the Notes, and shall not modify, amend or otherwise affect the Existing Indenture insofar as it relates to any other series of Securities or affect in any manner the terms and conditions of the Securities of any other series.

Section 1.2	Definitions

For all purposes of this Thirty-Fourth Supplemental Indenture, the capitalized terms used herein (i) which are defined in the recitals or introductory paragraph hereof have the respective meanings assigned thereto in the applicable provision of the recitals and introductory paragraph, and (ii) which are defined in the Existing Indenture (and which are not defined in the recitals or introductory paragraph hereof) have the respective meanings assigned thereto in the Existing Indenture. For all purposes of this Thirty-Fourth Supplemental Indenture:

(a)    All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Thirty-Fourth Supplemental Indenture; and

(b)    The terms “herein”, “hereof”, and “hereunder” and words of similar import refer to this Thirty-Fourth Supplemental Indenture.

(c)    The following terms, as used herein, have the following meanings:

“Beneficial Owner” means a beneficial owner of the Notes for U.S. federal income tax purposes, as in effect from time to time.

“Business Day” means, for the purposes of the Notes and this Thirty-Fourth Supplemental Indenture, each Monday, Tuesday, Wednesday, Thursday or Friday that (i) is not a day on which banking institutions in The City of New York or The City of London are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (TARGET2 System), or any successor thereto, operates.

“Clearstream” means Clearstream Banking S.A. (or any successor securities clearing agency).

“Common Safekeeper” means, with respect to Notes issued in the form of a Global Note in accordance with the New Safekeeping Structure, Euroclear, which is the entity elected by the Company as Common Safekeeper, or such successor as Euroclear shall designate.

“Common Service Provider” means, with respect to Notes issued in the form of a Global Note in accordance with the New Safekeeping Structure, The Bank of New York Mellon, London Branch, which is the entity appointed by the ICSDs to service the Notes, or such successor as the ICSDs shall designate.

“euro” and “€” mean the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

“Euroclear” means Euroclear Bank S.A./N.V. (or any successor securities clearing agency), as operator of the Euroclear system.

“Federal Republic of Germany Obligation” means any security that is (i) a direct obligation of the Federal Republic of Germany for the payment of which the full faith and credit of the Federal Republic of Germany is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof.

“Global Note(s)” means one or more permanent, registered securities in global form and includes any Global Note intended to be held under the New Safekeeping Structure and registered in the name of a nominee for the Common Safekeeper.

“ICSD(s)” means Clearstream and/or Euroclear, as the case may be and/or any additional or alternative clearing system approved by the Company, the Trustee and the Paying Agent (provided that such additional or alternative clearing system must also be authorized to hold a Global Note as eligible collateral for Eurosystem monetary policy and intra-day credit operations) collectively.

“New Safekeeping Structure” or “NSS” means a structure where a Global Security is registered in the name of a Common Safekeeper (or its nominee) for Euroclear and/or Clearstream and will be deposited on or about the issue date with the Common Safekeeper for Euroclear and/or Clearstream.

“Paying Agent” means any Person authorized by the Company to pay or cause to be paid the principal of or any premium or interest on any Securities on behalf of the Company.

“Quotation Agent” means AIG Markets, Inc. or any other firm appointed by the Company, acting as quotation agent.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1	Forms of Notes Generally

The Notes shall be in substantially the forms set forth in this Article with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Existing Indenture and this Thirty-Fourth Supplemental Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, Common Safekeeper and/or Common Service Provider thereto, or as may, consistent with the Existing Indenture and this Thirty-Fourth Supplemental Indenture, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.

The Notes shall be issued initially in the form of a Global Note, registered in the name of the nominee of Euroclear as Common Safekeeper and deposited with, or on behalf of, the Common Safekeeper for credit by the Common Safekeeper to the respective accounts of Beneficial Owners represented thereby (or such other accounts as they may direct). The Global Note will constitute a single Security for all purposes of the Indenture.

Except as set forth in Section 2.7, the Notes may be transferred in whole and not in part, only to another nominee of Clearstream and Euroclear.

Section 2.2	Form and Denominations

Payments of interest and principal, including payments made upon any redemption of the Notes, and Additional Amounts, if any, in respect of the Notes will be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate published by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, in the event the Board of Governors of the Federal Reserve System has not published a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute default or an Event of Default under the Notes or the Indenture.

The Notes shall be in substantially the form of Annex A to this Thirty-Fourth Supplemental Indenture.

Section 2.3	Form of Trustee’s Certificate of Authentication of the Note

The Trustee’s certificates of authentication shall be in substantially the following form:

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON
As Trustee

By:
Authorized Signatory

Section 2.4	Form of Effectuation Instruction of the Note

The Paying Agent’s form of Effectuation Instructions shall be in substantially the following form:

Issuer: American International Group, Inc.

Currency and nominal Amount: €1,000,000,000

ISIN: XS1627602201

Dear Sir/Madam,

We hereby instruct you to effectuate the global note.

Dated: June 21, 2017

THE BANK OF NEW YORK MELLON, LONDON BRANCH

As Paying Agent

By:
Authorized Signatory

Section 2.5	Effectuation

No Global Note shall be valid or obligatory for any purposes until it has been effectuated for or on behalf of the Common Safekeeper.

Section 2.6	Title and Terms

Pursuant to Sections 201 and 301 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a)    Designation. The Notes shall be known and designated as the “1.875% Notes Due 2027.”

(b)    Aggregate Principal Amount. The aggregate principal amount of the Notes that may be authenticated, delivered and effectuated under this Thirty-Fourth Supplemental Indenture is initially limited to €1,000,000,000, except for Notes authenticated, delivered and effectuated upon registration of, transfer of, or in exchange for, or in lieu of, other Notes issued pursuant to Section 304, 305, 306, 906, 1107 or 1203 of the Base Indenture. The Company may, without the consent of the Holders of the Notes, issue additional notes of this series in an unlimited amount having the same ranking, interest rate, Stated Maturity, ISIN number and common code and terms as to status, redemption or otherwise as the Notes (other than dates as to issuance and the initial accrual of interest), in which event such notes and the Notes shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers and redemptions. The principal amount of Notes “Outstanding” for purposes of clause (C) of the proviso of the definition of Outstanding in the Existing Indenture shall be determined, as of any date of determination, by the Quotation Agent based on the euro/U.S. dollar exchange rate published by the Board of Governors of the Federal

Reserve System as of the close of business on the second Business Day prior to the date of determination or, in the event the Board of Governors of the Federal Reserve System has not published a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the date of determination as determined by the Quotation Agent based on a quotation by a dealer in euro/U.S. dollar selected by the Quotation Agent, or, if there should be no such dealer, a euro/U.S. dollar exchange rate determined by the Quotation Agent in its sole discretion.

In the case of a Global Note intended to be held under the New Safekeeping Structure, save for the purposes of determining Notes that are Outstanding for consent or voting purposes under the Existing Indenture, the Trustee shall rely on the records of the ICSDs in relation to any determination of the principal amount outstanding of such Global Note. For this purpose, “records” means the records that each of the ICSDs holds for its customers which reflect the amount of such customer’s interest in the Notes.

(c)    Interest and Maturity. The Stated Maturity of the Notes shall be June 21, 2027 and the Notes shall bear interest and have such other terms as are described in the form of Note attached as Annex A to this Thirty-Fourth Supplemental Indenture.

(d)    Redemption. The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision, or at the option of a Holder thereof. The Notes shall be redeemable at the election of the Company from time to time, in whole or in part, at the times and at the prices specified in the form of Note attached as Annex A to this Thirty-Fourth Supplemental Indenture. Notice of redemption shall be transmitted not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed at his address appearing in the Security Register.

If fewer than all of the Notes are to be redeemed, not more than 60 days prior to the Redemption Date, selection of the particular Notes, or portions thereof for redemption from the Outstanding Notes not previously called, if in definitive form, will be made by lot; provided that if the Notes are represented by a Global Note intended to be held under the New Safekeeping Structure, beneficial interests in the Notes will be selected for redemption by the ICSDs in accordance with their respective standard procedures therefor; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part. The Security Registrar shall record such redemption in the Security Register and shall provide the details of such redemption to the Common Safekeeper. The Paying Agent shall instruct the Common Safekeeper to make such appropriate entries in their records in respect of all Notes redeemed by the Company to reflect such redemption.

(e)    Defeasance. The Notes shall not be subject to the defeasance and discharge provisions of Section 1302 of the Existing Indenture. The Notes shall be subject to the defeasance of certain obligations and certain events of default provisions of Section 1303 of the Existing Indenture, except that all references to “U.S. Government Obligations” shall be replaced by “Federal Republic of Germany Obligations.”

(f)    Additional Amounts. All payments of principal and interest in respect of the Notes by the Company or a paying agent on its behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event such withholding or deduction for Taxes is required by law, subject to the limitations described below, the Company will pay to any United States Alien Holder (as defined below) or any foreign partnership such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by such person, after withholding or deduction for such Taxes, will be equal to the amount such person would have received in the absence of such withholding or deduction. “United States Alien Holder” means any person that, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, or an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain on the Notes.

However, no Additional Amounts shall be payable with respect to any Taxes if such Taxes are imposed or levied for reasons unrelated to the Holder’s or beneficial owner’s ownership or disposition of Notes, nor shall Additional Amounts be payable for or on account of:

(a) any Taxes which would not have been so imposed, withheld or deducted but for:

(1) the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States, being or having been engaged in a trade or business in the United States, being or having been present in the United States, or having or having had a permanent establishment in the United States;

(2) the failure of the Holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement, if compliance is required under the tax laws and regulations of the United States or any political subdivision or taxing authority of or in the United States to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-8IMY (and related documentation) or any subsequent versions thereof or successor thereto); or

(3) the Holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(b) any Taxes which would not have been imposed, withheld or deducted but for the failure of the Holder or beneficial owner to meet the requirements (including the certification requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”);

(c) any Taxes which would not have been imposed, withheld or deducted but for the presentation by the Holder or beneficial owner of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to Holders, whichever occurs later;

(d) any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;

(e) any Taxes which are payable other than by withholding or deduction from a payment on such Note;

(f) any Taxes which are imposed, withheld or deducted with respect to, or payable by, a Holder that is not the beneficial owner of the Note, or a portion of the Note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any Taxes required to be withheld or deducted by any paying agent from any payment on any Note, if such payment can be made without such withholding or deduction by at least one other paying agent;

(h) any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code;

(i) any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later; or

(j) any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i).

Any Additional Amounts paid on the Notes will be paid in euro.

For purposes of this Section 2.6(f), the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a Note alone will not constitute a connection (1) between the Holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such Holder or beneficial owner if such Holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Except as specifically provided in this Section 2.6(f), the Company will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority.

(g)    Denominations. The Notes shall be issuable only in fully registered form without coupons and only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

(h)    Authentication and Delivery. The Notes shall be executed, authenticated, delivered and dated in accordance with Section 303 of the Existing Indenture.

(i)    Additional Covenant and Amendment to the Base Indenture. The additional covenant of the Company and amendment to the Base Indenture, each as set forth in Article III of the Eighth Supplemental Indenture, shall apply to the Notes.

(j)    Common Safekeeper. With respect to Notes issuable or issued in the form of a Global Note intended to be held under the New Safekeeping Structure, the Common Safekeeper shall be the Common Safekeeper as defined in Section 1.2(c) hereof.

(k)    Time Zone. All payment dates with respect to the Notes, whether at maturity, upon earlier redemption or on any Interest Payment Date, shall be determined in accordance with the time zone applicable to The City of New York.

(l)    Eurosystem eligibility.    The Notes are intended to be held in a manner which will allow Eurosystem eligibility. This simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as Common Safekeeper (and registered in the name of a nominee of one of the ICSDs acting as Common Safekeeper) and does not necessarily mean that the Notes will be recognized as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the European Central Bank being satisfied that Eurosystem eligibility criteria have been met.

(m)    Destroy Option. In the case of a Global Note intended to be held under the New Safekeeping Structure, the Common Safekeeper may destroy such Global Note in accordance with the normal procedures of the Common Safekeeper upon maturity and final redemption of such Global Note.

Section 2.7	Exchanges of Global Note for Non-Global Note

Notwithstanding any other provision in this Indenture, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Common Safekeeper for such Global Note or a nominee thereof unless (A) the Company has been notified that Euroclear or Clearstream (or any additional or alternative clearing system approved by the Company, the Trustee, the Security Registrar and the Paying Agent on behalf of which the Global Note may be held) has been closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or has announced an intention permanently to cease business or does in fact do so, (B) an Event of Default in respect of the Notes has occurred and is continuing and the Security Registrar has received a request from Euroclear or Clearstream or (C) the Company so directs the Trustee by a Company Order.

Upon surrender by Clearstream or Euroclear of the Global Note, the Company, at its option, will either (i) issue a new Global Note that is not intended to be held under the New Safekeeping Structure and have the Depositary register the Notes in its book-entry system to the Persons identified by Clearstream or Euroclear as the Beneficial Owners of the Notes represented by the Global Note, or (ii) issue certificated Notes to each Person that Clearstream or Euroclear identifies as the Beneficial Owner of the Notes represented by the Global Note. If the Company issues certificated Notes, upon the issuance of certificated Notes, the Security Registrar is required to register the certificated Notes in the name of that Person or Persons, or their nominee, and cause the certificated Notes to be delivered thereto.

ARTICLE THREE

MISCELLANEOUS

Section 3.1	Relationship to Existing Indenture

This Thirty-Fourth Supplemental Indenture is a supplemental indenture within the meaning of the Existing Indenture. The Existing Indenture, as supplemented and amended by this Thirty-Fourth Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Existing Indenture, as supplemented and amended by this Thirty-Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.2	Modification of the Existing Indenture

Except as expressly modified by this Thirty-Fourth Supplemental Indenture, the provisions of the Existing Indenture shall govern the terms and conditions of the Notes.

Section 3.3	Governing Law

This instrument shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.4	Counterparts

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.5	Trustee Makes No Representation

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Thirty-Fourth Supplemental Indenture other than its certificates of authentication.

Section 3.6	FATCA

The Company agrees (i) to provide the Trustee, at the Trustee’s request, with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, for which the Trustee shall not have any liability.

IN WITNESS WHEREOF, the parties hereto have caused this Thirty-Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ David W. Junius
	Name:	David W. Junius
	Title:	Vice President and Treasurer

Attest:

/s/ Christopher B. Chorengel

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence O’Brien
Name: Laurence O’Brien
Title: Vice President

[Signature Page to Thirty-Fourth Supplemental Indenture]

ANNEX A

FORM OF THE NOTES

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE ENTITY APPOINTED AS COMMON SAFEKEEPER FOR EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”) AND CLEARSTREAM BANKING S.A. (“CLEARSTREAM”). TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO NOMINEES OF THE COMMON SAFEKEEPER OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

AMERICAN INTERNATIONAL GROUP, INC.

1.875% NOTES DUE 2027

No. 1
ISIN No.: XS1627602201
Common Code: 162760220	€1,000,000,000

This certifies that the Person whose name is entered in the Security Register maintained by the Security Registrar is registered as the Holder of the aggregate principal amount of €1,000,000,000 of 1.875% Notes Due 2027.

AMERICAN INTERNATIONAL GROUP, INC., a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to the registered Holder hereof, or registered assigns, the principal sum of One billion euros (€1,000,000,000) on June 21, 2027, and to pay interest thereon from June 21, 2017, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, annually in arrears on June 21 of each year (each such date, an “Interest Payment Date”), commencing on June 21, 2018, at the rate of 1.875% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the business day on which each of Clearstream and Euroclear is open for business immediately preceding the applicable Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof which shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Interest on the Notes will be computed on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from and including the last date on which interest was paid on the Notes (or June 21, 2017 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date, as the case may be.

In the event that an Interest Payment Date is not a Business Day, the Company shall pay interest on the next succeeding Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the Stated Maturity or earlier Redemption Date falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest need not be made on such date, but may be made on the next succeeding Business Day, with the same force and effect as if made on the Stated Maturity or earlier Redemption Date, provided that no interest shall accrue for the period from and after such Stated Maturity or earlier Redemption Date.

For purposes of this Note, a “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday or Friday that (i) is not a day on which banking institutions in The City of New York or The City of London are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (TARGET2 System), or any successor thereto, operates.

Payment of the principal of and premium, if any, and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the City of London, which is initially the London office of The Bank of New York Mellon, London Branch.

All payments of interest, principal, including payments made upon any redemption of the Note, and Additional Amounts, if any, on this Note will be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate published by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, in the event the Board of Governors of the Federal Reserve System has not published a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company its sole discretion. Any payment in respect of this Note so made in U.S. dollars will not constitute a default or an Event of Default with respect to the Notes of this series or under the Indenture. Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

“euro” and “€” mean the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note shall not be valid for any purposes until it has been effectuated for or on behalf of the Common Safekeeper.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June 21, 2017

AMERICAN INTERNATIONAL GROUP, INC.

By:
	Name:	David W. Junius
	Title:	Vice President and Treasurer

Attest:

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: June 21, 2017

THE BANK OF NEW YORK MELLON
As Trustee

By:
Authorized Signatory

EFFECTUATED for and on behalf of EUROCLEAR BANKING S.A./N.V., as Common Safekeeper, without recourse, warranty or liability.

Dated: June 21, 2017

EUROCLEAR BANKING S.A./N.V.
As Common Safekeeper

By:
Authorized Signatory

[Reverse of the Notes]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), designated as its 1.875% Notes due 2027, issued and to be issued in one or more series under an Indenture, dated as of October 12, 2006, as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007, the Eighth Supplemental Indenture, dated as of December 3, 2010, and the Thirty-Fourth Supplemental Indenture, dated as of June 21, 2017 (as so supplemented, the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated, delivered and effectuated. This Note is one of the series designated on the face hereof.

The Company will be obligated to pay Additional Amounts to the Holder of this Note to the extent and as provided in the Thirty-Fourth Supplemental Indenture.

The Notes of this series are subject to redemption at any time, as a whole or in part, at the election of the Company, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price equal to (A) in the case of a Redemption Date prior to March 21, 2027, the greater of (i) 100% of the principal amount, together with accrued and unpaid interest to, but excluding, the Redemption Date, and (ii) as determined by the Quotation Agent, the sum of the present values of the Remaining Scheduled Payments (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 25 basis points, plus accrued and unpaid interest to, but excluding, the Redemption Date; or (B) in the case of a Redemption Date on or after March 21, 2027, 100% of the principal amount, together with accrued and unpaid interest to, but excluding, the Redemption Date.

In addition, the Notes of this series are subject to redemption at any time, in whole but not in part, at the election of the Company, upon the occurrence of a Tax Event, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount, together with accrued and unpaid interest to, but excluding, the Redemption Date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of the Quotation Agent, a German federal government bond whose maturity is closest to the maturity of the Notes, or if the Quotation Agent in its discretion determines that such similar bond is not in issue, such other German federal government bond as the Quotation Agent may determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the Redemption Date, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Quotation Agent.

“Quotation Agent” means AIG Markets, Inc. or any other firm appointed by the Company, acting as quotation agent.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such redemption date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such Redemption Date.

“Tax Event” means that the Company has requested and received an opinion of independent tax counsel of nationally recognized standing to the effect that:

(i)    the Company has or will become obliged to pay Additional Amounts with respect to the Notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United Sates), which change or amendment is enacted, adopted, announced or becomes effective on or after June 12, 2017; or

(ii)    on or after June 12, 2017, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (i) above, whether or not such action was taken or brought with respect to the Company, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that the Company will be required to pay Additional Amounts with respect to the Notes.

In the event of redemption of the Notes in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Notes of this series do not have the benefit of any sinking fund obligation and are not subject to repurchase at the option of the Holders.

The Notes of this series are not subject to the provisions of the Indenture that would otherwise provide for defeasance at any time of the entire indebtedness of this Note. The Notes shall be subject to the defeasance of certain obligations and certain events of default provisions of Section 1303 of the Existing Indenture, except that all references to “U.S. Government Obligations” shall be replaced by “Federal Republic of Germany Obligations.”

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, the Holders of not less than 25% in principal amount of the Notes of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest or any Additional Amount hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, or interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and premium, if any, or interest on this Note are payable (or, otherwise, in accordance with applicable procedures of Euroclear and Clearstream), duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in fully registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meaning assigned to them in the Indenture.